                                                                    EXHIBIT 11.1

                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
                  CALCULATION OF PRIMARY NET INCOME PER SHARE
                  -------------------------------------------
                                OF COMMON STOCK
                                ---------------
               (in thousands except for earnings per share data)
               -------------------------------------------------

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                                                    THIRD QUARTER ENDED      NINE MONTHS ENDED
                                                   ---------------------   ---------------------
                                                   APRIL 28,   APRIL 30,   APRIL 28,   APRIL 30,
                                                     1996        1995        1996        1995
                                                   ---------   ---------   ---------   ---------

Net income from continuing operations                $ 4,130     $ 2,573     $ 4,817     $ 7,194

Income from discontinued operations -
  net of taxes                                             -          87           -         922
                                                     -------     -------     -------     -------

Net income applicable to primary
  earnings per common share                          $ 4,130     $ 2,660     $ 4,817     $ 8,116
                                                     =======     =======     =======     =======

Common stock and common stock
  equivalents:

    Average shares of common stock
      outstanding during the period                   21,635      18,057      19,560      18,054

    Net effect of common stock equivalents
      (principally stock options and rights)             677         141         608          87
                                                     -------     -------     -------     -------

Total common stock and common stock
  equivalents                                         22,312      18,198      20,168      18,141
                                                     =======      ======      ======     =======

Net income per average share of common stock:

Net income from continuing operations                $  0.19     $  0.14     $  0.24     $  0.40

Income from discontinued operations -
  net of taxes                                             -        0.01           -        0.05
                                                     -------     -------     -------     -------

Primary net income per share                         $  0.19     $  0.15     $  0.24     $  0.45
                                                     =======     =======     =======     =======

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